As filed with the Securities and Exchange Commission on May 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION OF SECURITIES UNDER
THE SECURITIES ACT OF 1933
WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4088127 (I.R.S. Employer Identification No.)

5677 Airline Road Arlington, Tennessee (Address of Principal Executive Offices)	38002 (Zip Code)
Wright Medical Group, Inc.
2009 Equity Incentive Plan
(Full title of the plan)

Gary D. Henley
President and Chief Executive Officer
Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee 38002
(Name and address of agent for service)

(901) 867-9971
(Telephone number, including area code, of agent for service)

Copy to:
Beverly Sanders Gates
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, 20th Floor
Memphis, Tennessee 38103
(901) 526-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock	750,000	$15.51	$11,632,500	$649.10

1.	This Registration Statement covers 750,000 shares of Common Stock, $0.01 par value per share, of Wright Medical Group, Inc. (the “Common Stock”) issuable pursuant to the Wright Medical Group, Inc. 2009 Equity Incentive Plan (the “Plan”). The Plan authorizes the issuance of a maximum of 750,000 shares of Common Stock, plus the number of shares of common stock granted under the 1999 Equity Incentive Plan that are not exercised or forfeited, lapsed or expired, or otherwise terminate without delivery of any shares of any common stock subject thereto, to the extent such common stock would otherwise again have been available for issuance under the 1999 Equity Incentive Plan. In addition, this Registration Statement covers such indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

2.	These figures are estimated solely for the purpose of calculating the amount of the registration fee. The registration fee has been calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act based upon the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Global Select Market on May 7, 2009.

PART I
Item 1. Plan Information. †
Item 2. Registrant Information and Employee Plan Annual Information. †

†	The stockholders of Wright Medical Group, Inc. (the “Company”) approved the Company’s 2009 Equity Incentive Plan on May 13, 2009 (the “Equity Incentive Plan”). The documents containing the information specified in Part I on Form S-8 will be delivered to participants in the Plan in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
1.	Annual report on Form 10-K for the year ended December 31, 2008, filed on February 23, 2009;

2.	Current report on Form 8-K filed on February 19, 2009;

3.	Current report on Form 8-K filed on April 7, 2009;

4.	Current report on Form 8-K filed on April 27, 2009;

5.	Quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on April 28, 2009;

6.	The description of the Common Stock set forth under the heading “Type of Equity-Based Awards” in the Prospectus portion of Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-81618) filed with the Commission on February 28, 2002.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.
Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director’s liability with respect to any of the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.
The Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, provides that the Company shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, or employee or agent of the Company, or is or was serving at the request of the Company in a similar capacity or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his or her conduct was unlawful. However, each director will continue to be subject to liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders and for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law or, if in failing to act, the director shall have acted in a manner involving intentional misconduct or a knowing violation of the law, or for any transaction in which the director derived an improper personal benefit. Expenses incurred in defending a civil or criminal action shall (in the case of any action involving a director of the Company) or may (in the case of any action involving an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action as authorized by the board of directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she in not entitled to be indemnified by the Company.
The Company’s Second Amended and Restated Bylaws provide that the Company will indemnify any and all of the Company’s directors and officers, including former directors and officers, including those serving as officer or director of any corporation at the request of the Company, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.
The Company has approved a form of indemnification agreement that provides for the indemnification of directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibits

4.1	Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc., (1) as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc.(2)

4.2	Second Amended and Restated Bylaws of Wright Medical Group, Inc. (3)

4.3*	2009 Equity Incentive Plan.

5*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-59732), as amended.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on May 14, 2004.

(3)	Incorporated by reference to the Company’s current report on Form 8-K filed on February 19, 2008.
Item 9. Undertakings.
(a) The undersigned Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Tennessee, on May 13, 2009.

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer

POWER OF ATTORNEY
Each of the undersigned directors and officers of Wright Medical Group, Inc. hereby severally constitutes and appoints Jason P. Hood and John K. Bakewell, and each of them, as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GARY D. HENLEY Gary D. Henley	President and Chief Executive Officer (Principal Executive Officer) and Director	May 13, 2009

/s/ JOHN K. BAKEWELL John K. Bakewell	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2009

/s/ DAVID D. STEVENS David D. Stevens	Chairman of the Board	May 13, 2009

/s/ GARY D. BLACKFORD Gary D. Blackford	Director	May 13, 2009

/s/ MARTIN J. EMERSON Martin J. Emerson	Director	May 13, 2009

/s/ LAWRENCE W. HAMILTON Lawrence W. Hamilton	Director	May 13, 2009

/s/ JOHN L. MICLOT John L. Miclot	Director	May 13, 2009

/s/ AMY S. PAUL Amy S. Paul	Director	May 13, 2009

/s/ ROBERT J. QUILLINAN Robert J. Quillinan	Director	May 13, 2009

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

4.1	Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc., (1) as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Wright Medical Group, Inc.(2)

4.2	Second Amended and Restated Bylaws of Wright Medical Group, Inc. (3)

4.3*	2009 Equity Incentive Plan.

5*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-59732), as amended.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on May 14, 2004.

(3)	Incorporated by reference to the Company’s current report on Form 8-K filed on February 19, 2008.